Amendment
                            to the
           Amended and Restated Investment Advisory Agreement
                       Dated August 1, 2004
                    (adopted March 8, 2005)

As of February 10, 2005, the Amended and Restated Investment Advisory Agreement dated August 1, 2004 between Columbia Wanger Asset Management, L.P. and Columbia Acorn Trust (the "Trust") is hereby amended to reduce the rates at which fees are payable thereunder with respect to certain series of the Trust to the rates indicated on Schedule A hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of March 8, 2005.

COLUMBIA ACORN TRUST

On behalf of each series listed on Schedule A hereto

         By:
            -----------------------------------------

         Title:
               --------------------------------------


COLUMBIA WANGER ASSET MANAGEMENT, L.P.

         By: WAM Acquisition GP, Inc., Its General Partner

         By:
            -----------------------------------------

         Title:
               --------------------------------------


                                                              Schedule A


----------------------------------------------- ------------------------ -------------------------------------------
Name of Fund                                    Annual Fee               Net Assets
                                                Rate
----------------------------------------------- ------------------------ -------------------------------------------
----------------------------------------------- ------------------------ -------------------------------------------
Columbia Acorn Fund                             0.740%                   Up to $700 million
                                                0.690%                   $700 million to $2 billion
                                                0.640%                   $2 billion to $6 billion
                                                0.630%                   $6 billion and over
----------------------------------------------- ------------------------ -------------------------------------------
----------------------------------------------- ------------------------ -------------------------------------------
Columbia Acorn Select                           0.850%                   Up to $700 million
                                                0.800%                   $700 million and over
----------------------------------------------- ------------------------ -------------------------------------------
----------------------------------------------- ------------------------ -------------------------------------------
Columbia Acorn USA                              0.940%                   Up to $200 million
                                                0.890%                   $200 million and over
----------------------------------------------- ------------------------ -------------------------------------------
----------------------------------------------- ------------------------ -------------------------------------------
Columbia Acorn International                    1.190%                   Up to $100 million
                                                0.940%                   $100 million to $500 million
                                                0.740%                   $500 million and over
----------------------------------------------- ------------------------ -------------------------------------------
----------------------------------------------- ------------------------ -------------------------------------------
Columbia Acorn International Select             0.940%                   N/A
----------------------------------------------- ------------------------ -------------------------------------------

         N-SAR Exhibit



I Lefler, et al. v. Hacker, et al., No. 05-10065 (PBS); United States District Court, District of
         --------------------------------
         Massachusetts

         On January 11, 2005 this putative class action lawsuit was filed in federal district court in Massachusetts against the Trustees of Columbia Acorn Trust ("CAT") and Columbia Wanger Asset Management, L.P. ("CWAM"). All of the trustees of CAT and CWAM were dismissed from this case on April 19, 2005.

II Vogeler v. Columbia Acorn Trust, et al., No. 03L1550; Circuit Court, Third Judicial Circuit, Madison
         ---------------------------------------
         County, Illinois

         On November 13, 2003, the above-captioned lawsuit was filed against CAT and CWAM, in the Circuit Court of the Third Judicial Circuit, Madison County, Illinois, ("Madison County") seeking certification of a plaintiff class consisting of all persons in the United States who held shares in Columbia Acorn International (the "International Fund") for a period of more than 14 days during the five years prior to and through the filing of the lawsuit.

         The Vogeler Complaint is pleaded in two counts and alleges, in summary, that CWAM and CAT exposed long-term International Fund shareholders to trading by market timers by allegedly: (a) failing to properly evaluate daily whether a significant event affecting the value of the International Fund's portfolio securities had occurred after foreign markets had closed but before the calculation of the International Fund's net asset value ("NAV"); (b) failing to implement the International Fund's portfolio valuation and share pricing policies and procedures; (c) allowing portfolio valuation and share pricing policies and procedures that benefited market timers at the expense of long-term shareholders; and (d) failing to know and implement applicable rules and regulations concerning the calculation of NAV. Count I of the Complaint alleges that the defendants breached duties of care owed to International Fund shareholders, and Count II alleges that the asserted breaches were willful and wanton. Both counts of the Complaint seek unspecified compensatory and punitive damages, prejudgment interest, costs and attorneys' fees.

         On April 5, 2005 the Seventh Circuit Court of Appeals issued its Opinion in the "fair value pricing" cases, including Vogeler. Defendants had appealed the various district courts' remand of these cases to state court in Madison County, Illinois. The Seventh Circuit reversed the federal district courts' remand of these cases to state court, holding that the plaintiffs' state law claims were preempted by federal law. The Seventh Circuit remanded the cases, including Vogeler, to the district courts with instructions to "undo" the remand orders and dismiss the plaintiffs' complaints with prejudice. Plaintiffs then filed a motion with the district court to amend the Vogeler complaint to "plead around" the Seventh Circuit's federal preemption ruling. However, consistent with the mandate, the federal district court denied plaintiffs' motion to amend and dismissed the Vogeler complaint with prejudice. Plaintiffs have appealed the district court's denial of their motion to amend to the Seventh Circuit and intend to file a certiorari petition with the United States Supreme Court to further appeal the federal preemption ruling.

III      Joan Cohen v. FleetBoston Financial Corporation, et al., No. 04-11704
        (REK), U.S. Dist. Ct. Mass.;. Gene
         -------------------------------------------------------
         Osburn v. FleetBoston Financial Corporation, et al., No. 04-11750
         (REK), U.S. Dist. Ct. Mass.  Jean S.B.
         ------------------------------------------------------------
         Simmonds, et al. v. FleetBoston Financial Corporation, et al.,
         No. 04-11953 (REK), U.S. Dist. Ct.
         -------------------------------------------------------------
         Mass.; Paula Slicker v. FleetBoston Financial Corporation, et al., No. 04-11760 (REK), U.S. Dist. Ct.
            ----------------------------------------------------------
         Mass.

         Four lawsuits were filed in the District Court for the District of Massachusetts which are hybrid class and derivative actions, naming among others, the various series of CAT (the "Funds") as "nominal defendants," and the CAT Trustees as defendants. These cases have been consolidated under the caption "In re: Columbia Entites Litigation, U.S. Dist. Ct. Mass. 04 c 11704 (REK)." These cases allege that the various investment advisers within Columbia Management Group utilized fund assets to pay broker-dealers to recommend and sell the Funds in preference to other funds, thereby increasing the assets under management and resultant fees to CWAM and affiliated advisors. The cases seek recovery of compensatory and punitive damages, rescission of CWAM's contract with the Funds and recovery of all fees paid to CWAM by the Funds, as well as attorneys' fees and costs.

         The class claims assert violations of Sections 34(a), 36(a) and 36(b) of the Investment Company Act of 1940 ("ICA"), and for common law breach of fiduciary duty and unjust enrichment. The derivative claims allege violations of
Section 48(a) of the ICA by all defendants.

         Plaintiffs have filed a consolidated amended complaint and a renewed motion to appoint lead and liaison plaintiff's counsel. The trustees and CAT have filed a motion to dismiss the consolidated amended compliant and a response in opposition to the renewed motion to appoint counsel. The Court has set an October 20, 2005 hearing date on plaintiffs' motions.

IV In re: Mutual Funds Investment Litigation, No. 04-MD-1586; United States District Court for the
         ------------------------------------------
         District of Maryland

         Commencing in late 2003, several class action and derivative lawsuits were filed in federal district courts naming, among others, CAT and the Trustees of CAT challenging the existence of consensual market timing arrangements, frequent trading and late trading. In September 2003, motions were filed by various mutual fund defendants seeking to centralize or consolidate al actions filed in federal district courts involving market timing-related allegations to one MDL proceeding pursuant to 28 U.S.C. ss.1407. On February 20, 2004, an Order was entered transferring all federal district court cases involving market timing-related allegations to the United States District Court for the District of Maryland.

         On September 29, 2004, plaintiffs in the class action track filed a Consolidated Amended Complaint in the Multi-District Litigation styled Dukes, et al. v. Columbia Acorn Funds, et al., No. 04-CV-01763, which names as defendants CAT, and Ralph Wanger and Charles McQuaid as interested Trustees of CAT. The independent CAT trustees are not named as defendants (although certain independent trustees of the Columbia Funds trusts are named). Also on September 29, 2004, plaintiffs in the derivative actions brought on behalf of shareholders in numerous fund complexes a Consolidated Amended Fund Derivative Complaint styled Slaybe, et al. v. Columbia Management Advisers, Inc., et al., No. 04-CV-1768, which names CAT and the Columbia Acorn Fund as "nominal defendants" (the action is brought by plaintiffs on their behalf), and the ten CAT Trustees as defendants. The judges assigned to hear the MDL cases are J. Frederick Motz, Andre M. Davis, Catherine C. Blake and Frederic P. Stamp (sitting in the District of Maryland pursuant to intra circuit assignment). Judge Motz is assigned to the Columbia track.

         On June 16 and 17, 2005, an oral argument on the various motions to dismiss the consolidated amended class and derivative complaints was held before the MDL panel in Baltimore. No decision on the motions to dismiss has yet been issued by the MDL panel.

V        Dean Delaventura v. Columbia Acorn Trust, et al., Superior Court,
        Commonwealth of Massachusetts, No.
         ------------------------------------------------
         05-1093

         On March 21, 2005, a 1-count breach of contract class action complaint was filed against several of the Columbia Registrants, including CAT, seeking to rescind the Contingent Deferred Sales Charges assessed upon redemption of Class B shares of Columbia mutual funds due to the alleged market timing "misconduct" of defendants. The trustees are not named as defendants. In addition to the rescission of sales charges, plaintiffs seek recovery of actual damages, attorneys' fees and costs.

         This case was previously removed to federal district court, and defendants have also sought transfer of this case to the MDL market timing proceeding in Baltimore, Maryland. Plaintiffs then filed a motion to remand the case to state court, which was fully briefed and argued before the Court. On July 28, 2005, the Court denied plaintiffs' motion to remand the case to state court.